UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 9, 2015

IDI, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-158336	77-0688094
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)
2650 North Military Trail, Suite 300,
Boca Raton, Florida		33431
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 561-757-4000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Elections of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2015, Fluent, LLC entered into an employment agreement (the “Schulke Employment Agreement”) with Ryan Schulke, a director of IDI, Inc. (the “Company”), relating to his service as Chief Executive Officer of Fluent, LLC, a wholly-owned subsidiary of the Company. The Schulke Employment Agreement was effective as of the effective time of the previously announced acquisition of Fluent, Inc. by the Company.

Pursuant to the Schulke Employment Agreement, Mr. Schulke will receive an annual base salary of $260,000 payable in accordance with Fluent, LLC’s general payroll practices. Mr. Schulke will also receive five hundred fifty thousand restricted stock units representing Mr. Schulke’s right to receive 550,000 thousand shares of Common Stock, provided that the issuance of shares of Common Stock underlying the restricted stock units is subject to stockholder approval of such issuance at the Company’s next Annual Meeting of Stockholders. The restricted stock units vest ratably over a three year period; provided, however, that no portion of the restricted stock units shall vest unless and until the Company has, for any fiscal year in which the restricted stock units are outstanding, gross revenue determined in accordance with the Company’s audited financial statements in excess of $100.0 million for such fiscal year and positive EBITDA (also as determined based on the Company’s audited financial statements) for such fiscal year, after subtracting all charges for equity compensation paid to executives or other service providers to the Company (collectively, the “Vesting Conditions”). Such restricted stock units vest in full upon a Company change in control, termination of Mr. Schulke without cause, termination by Mr. Schulke for good reason, or Mr. Schulke’s death or disability.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDI, Inc.

December 15, 2015	By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Co-CEO

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